UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)
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KENDLE INTERNATIONAL INC.

(Name of Registrant as Specified in Its Charter)

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PROXY STATEMENT
INTRODUCTION
VOTING AT THE ANNUAL MEETING
SECURITIES OWNERSHIP
GOVERNANCE OF THE COMPANY
2010 DIRECTOR COMPENSATION
PROPOSALS REQUIRING A SHAREHOLDER VOTE ELECTION OF DIRECTORS (ITEM 1 ON THE PROXY CARD)
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 2 ON THE PROXY CARD)
ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM 3 ON THE PROXY CARD)
ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION (ITEM 4 ON THE PROXY CARD)
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
OPTION EXERCISES AND STOCK VESTED
NONQUALIFIED DEFERRED COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
OTHER MATTERS
OTHER INFORMATION
FINANCIAL STATEMENTS AVAILABLE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT
TO BE HELD MAY 19, 2011

To the Shareholders of Kendle International Inc.:

The Annual Meeting of Shareholders of Kendle International Inc. (“Kendle” or the “Company”) will be held Thursday, May 19, 2011, at 9:30 a.m. Eastern Daylight Time in the offices of Kendle International Inc., 441 Vine Street, Suite 500, Cincinnati, Ohio 45202 for the following purposes:

1. To elect eight directors to hold office for the ensuing year or until their respective successors are elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit the Company’s 2011 consolidated financial statements and internal control over financial reporting;

3. To conduct an advisory vote on executive compensation;

4. To conduct an advisory vote on frequency of holding future advisory votes on executive compensation; and

5. To consider and act upon any other matters that may properly come before the meeting or any postponement or adjournment thereof.

The Company’s Board of Directors has designated March 22, 2011, as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the meeting or any postponement or adjournment thereof. Only shareholders of record of the Company’s Common Stock at the close of business on that date will be entitled to vote.

The Company also is furnishing its proxy materials over the Internet. As a result, we are including a Notice of Internet Availability of Proxy Materials (the “Notice”) with this Proxy Statement and our 2010 Annual Report to Shareholders. The Notice contains instructions on how to access and review those documents over the Internet. The Company believes that internet availability of these materials will provide our shareholders with additional flexibility to access the information they need.

You are cordially invited to attend the Annual Meeting of Shareholders. Whether or not you plan to be present in person at the meeting, please vote using the enclosed proxy card or one of the other available voting methods.

By Order of the Board of Directors,

/s/  Jarrod B. Pontius
Jarrod B. Pontius
Secretary

Dated: April 15, 2011

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 19, 2011

The Notice of Meeting, Proxy Statement and Proxy Card as well as the Annual Report to
Shareholders are available at
http://www.proxyvote.com

441 VINE STREET
SUITE 500
CINCINNATI, OHIO 45202

PROXY STATEMENT

INTRODUCTION

Kendle International Inc. (“Kendle” or the “Company”), on behalf of its Board of Directors, is requesting your proxy for use at the Annual Meeting of Shareholders on May 19, 2011, and at any postponement or adjournment thereof (the “Annual Meeting”). The Notice, this Proxy Statement and the accompanying proxy card are being mailed to shareholders with the Company’s 2010 Annual Report to Shareholders on or about April 15, 2011.

VOTING AT THE ANNUAL MEETING

Who May Vote

Shareholders of record of the Company’s Common Stock, no par value (“Common Stock”) at the close of business on March 22, 2011 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the Record Date, 15,011,456 shares of Common Stock were issued and outstanding. Each share is entitled to one vote. Shareholders are not entitled to cumulative votes.

How to Vote

Shareholders may vote in person or by proxy at the Annual Meeting. As a shareholder, you may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a broker, you may receive material from them asking how you want to vote.

Depending on how you hold your shares, you also may have the option to vote by telephone toll-free or on the Internet. If so, you can vote by telephone or on the Internet 24 hours a day, 7 days a week until 11:59 p.m. Eastern Daylight Time, the day before the Annual Meeting. Please follow the instructions that are provided with your proxy card. If you vote by telephone or on the Internet, please do not return a signed proxy card. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.

How Proxies Work

Shares of Common Stock represented by properly executed proxies received in the accompanying form will be voted in accordance with the instructions contained in those proxies. If you sign and return the enclosed proxy card but do not specify how to vote, those shares will be voted: (1) to elect the director nominees named in this Proxy Statement; (2) to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; (3) to approve, on an advisory basis, the Company’s executive compensation as disclosed in this Proxy Statement; and (4) for a frequency of every three years for future advisory votes on executive compensation. If any other matters properly come before the Annual Meeting, each proxy will be voted at the discretion of the individuals named as proxies on the proxy card.

Stockbrokers, banks and nominees holding shares for beneficial owners must vote those shares as instructed. If the stockbroker, bank or nominee has not received instructions from you, the beneficial owner, the stockbroker, bank or nominee generally has discretionary voting power only with respect to the ratification of appointment of the independent registered public accounting firm. A stockbroker, bank or nominee no longer has discretion to vote for or against the election of directors. Consequently, in order to avoid a broker non-vote of your shares with respect to all other matters, including the election of directors, you must send voting instructions to your stockbroker, bank or nominee.

How to Revoke or Change Your Vote

Proxies given may be revoked at any time prior to the Annual Meeting by filing with the Company’s Secretary, Jarrod B. Pontius, either a written revocation or a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person (although presence at the Annual Meeting will not in and of itself constitute revocation of the proxy). If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the institution that holds your shares to be able to vote at the Annual Meeting.

Who Pays Costs to Solicit Proxies

The costs of soliciting proxies will be borne by the Company. In addition to this solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile or otherwise, make additional requests for the return of proxies and receive proxies on behalf of the Company. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of Common Stock and will be reimbursed for their expenses.

What Constitutes a Quorum for the Meeting

A quorum is necessary to conduct business at the Annual Meeting. To reach a quorum at the Annual Meeting, at least a majority of the outstanding shares of Common Stock eligible to vote must be represented either in person or by proxy. Abstentions from voting and broker non-votes will be included in determining the presence of a quorum but will not count for voting purposes. A “broker non-vote” occurs when a broker, bank, custodian, nominee or other record holder of shares indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter.

How Many Votes are Required to Approve Each Proposal

There are differing vote requirements for the proposals. These requirements are set forth below:

Proposal
No.	Description	Vote Required

1	Election of Directors	Plurality	*
2	Ratification of Independent Registered Public Accounting Firm	Majority
3	Advisory Vote On Executive Compensation	Majority
4	Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	Plurality	*

*	Under plurality voting, a director nominee with the most votes for a particular slot is elected for that slot, and the frequency of future advisory votes on executive compensation that receives the most votes will be considered the non-binding preference of the shareholders.

SECURITIES OWNERSHIP

Principal Shareholders

The following shareholders are the only persons known by the Company to own beneficially at least five percent (5%) of its outstanding Common Stock as of March 22, 2011:

		Amount and Nature
		of Beneficial	Percent of
Title of Class	Name and Address of Beneficial Owner	Ownership	Class(1)

Common Stock	BlackRock, Inc.(2)	1,334,006	8.94%
	40 E. 52nd Street
	New York, NY 10022
Common Stock	NewSouth Capital Management Inc.(3)	1,055,423	7.1%
	1100 Ridgeway Loop, Suite 444
	Memphis, TN 38120
Common Stock	Brown Capital Management, LLC(4)	850,425	5.70%
	1201 N. Calvert Street
	Baltimore, Maryland 21202
Common Stock	Dimensional Fund Advisors LP(5)	754,963	5.06%
	Palisades West, Building One
	6300 Bee Cave Road, Austin, TX 78746

(1)	For the beneficial owners in the table, the percentages reflect disclosures in the most recent Schedule 13G filed by each respective beneficial owner.

(2)	The information provided for BlackRock, Inc. is taken from a Schedule 13G filed by such beneficial owner(s), including members of a Section 13(d) group with such beneficial owner(s), with the Securities and Exchange Commission to report Common Stock ownership as of December 31, 2010. The amount of Kendle Common Stock reported for each group member is as follows: BlackRock, Inc. reported beneficial ownership over 1,334,006 shares, sole voting power over 1,334,006 shares and sole dispositive power over 1,334,006 shares.

(3)	The information provided for NewSouth Capital Management, Inc. is taken from a Schedule 13G filed by such beneficial owner(s), including members of a Section 13(d) group with such beneficial owner(s), with the Securities and Exchange Commission to report Common Stock ownership as of December 31, 2010. The amount of Kendle Common Stock reported for each group member is as follows: NewSouth Capital Management Inc. reported beneficial ownership over 1,055,423 shares, sole voting power over 846,298 shares and sole dispositive power over 1,055,423 shares.

(4)	The information provided for Brown Capital Management, LLC is taken from a Schedule 13G filed by such beneficial owner(s), including members of a Section 13(d) group with such beneficial owners(s), with the Securities and Exchange Commission to report Common Stock ownership as of December 31, 2010. The amount of Kendle Common Stock reported is as follows: Brown Capital Management, LLC reported beneficial ownership over 850,425 shares, sole voting power over 316,092 shares and sole dispositive power over 850,425 shares.

(5)	The information provided for Dimensional Fund Advisors LP is taken from a Schedule 13G filed by such beneficial owner(s), including members of a Section 13(d) group with such beneficial owner(s), with the Securities and Exchange Commission to report Common Stock ownership as of December 31, 2010. The amount of Kendle Common Stock reported for each group member is as follows: Dimensional Fund Advisors LP reported beneficial ownership over 754,963 shares, sole voting power over 728,713 shares and sole dispositive power over 754,963 shares.

Securities Ownership of Management

The following table sets forth certain information known to the Company with respect to beneficial ownership of Common Stock by each director and Named Executive Officer (defined in the “Executive Compensation” section below) and by all directors and Named Executive Officers as a group as of the Record Date (March 22, 2011). These amounts do not account for any transaction reported on Form 4 subsequent to the Record Date.

		Number of
		Common	Options
		Shares	Exercisable	Total
		Beneficially	Within 60	Beneficial	Percent of
Title of Class	Name of Beneficial Owner	Owned	Days	Ownership	Class(1)

Common Stock	Mr. Christopher C. Bergen(2)	389,098	0	389,098	2.59%
Common Stock	Mr. Robert R. Buck	11,791	20,000	31,791	*
Common Stock	Mr. Keith A. Cheesman(3)	10,616	3,000	13,616	*
Common Stock	Dr. Stephen A. Cutler(4)	31,124	9,232	40,356	*
Common Stock	Dr. G. Steven Geis	10,274	10,000	20,274	*
Common Stock	Dr. Donald C. Harrison	7,668	50,000	57,668	*
Common Stock	Mr. Simon S. Higginbotham(5)	14,613	6,000	20,613	*
Common Stock	Dr. Timothy E. Johnson	37,831	45,000	82,831	*
Common Stock	Dr. Candace Kendle(6)	303,226	0	303,226	2.02%
Common Stock	Mr. Timothy M. Mooney	7,484	15,000	22,484	*
Common Stock	Dr. Mark J. Roseman(7)	15,244	0	15,244
Common Stock	Dr. Frederick A. Russ	6,699	25,000	31,699	*
Common Stock	All Directors and Named	831,055		1,008,287	6.64%
	Executives as a group (11 persons)

*	Less than 1%

(1)	Percentage of beneficial ownership is based on 15,011,456 shares of Common Stock outstanding as of the Record Date.

(2)	Mr. Bergen’s Total Beneficial Ownership does not include shares held by his spouse, Dr. Kendle.

(3)	Mr. Cheesman, 51, currently serves as Senior Vice President and Chief Financial Officer of the Company. Mr. Cheesman served as a member of Kendle’s Finance senior management team from November 2000 to August 2004. From September 2004 through October 2007, he served as Vice President and Corporate Controller at Ohio Casualty Corporation. He rejoined Kendle in January 2008, assuming expanded leadership responsibilities as Vice President of Accounting, and was promoted to Senior Vice President and Chief Financial Officer in April 2009.

(4)	Dr. Cutler, 49, currently serves as Senior Vice President and Chief Operating Officer of the Company. Dr. Cutler joined the Company in July 2009 following 14 years with Quintiles where he served most recently as Senior Vice President, Global Project Management.

(5)	Mr. Higginbotham, 49, separated from the Company on September 1, 2010 and no longer serves as its Senior Vice President and Chief Marketing Officer. The number of common shares beneficially owned reflects Common Stock owned as of his separation from the Company on September 1, 2010 and is not included in the total for all directors and Named Executives as a group.

(6)	Dr. Kendle’s Total Beneficial Ownership does not include shares held by her spouse, Mr. Bergen.

(7)	Dr. Roseman, 50, currently serves as Senior Vice President, Sales and Chief Marketing Officer of the Company. Dr. Roseman joined the Company in August 2010 from i3 Research where he acted as Vice President, Business Operations. Prior to i3, Dr. Roseman spent nearly 13 years with PPD, Inc., where he held senior positions in account management and clinical operations. Most recently, Dr. Roseman acted as Vice President, Account Management, with responsibility for key customer accounts. Prior to joining PPD, Dr. Roseman spent six years with CIBA Vision Corporation in Duluth, Ga., holding several positions of increasing responsibility in the area of ophthalmic clinical research.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who beneficially own more than ten percent (10%) of the Company’s Common Stock to file reports of ownership with the Securities and Exchange Commission (the “Commission”) and to furnish the Company with copies of these reports. Based solely upon its review of reports received or upon written representation from certain reporting persons that no reports were required, the Company believes that during 2010 all filing requirements were met.

GOVERNANCE OF THE COMPANY

Board of Directors

The Board of Directors is the ultimate decision-making body of the Company, except for matters reserved for the shareholders. The Board selects the Company’s officers to conduct the Company’s business, monitors their performance and acts as an advisor and counselor to them. The Board also oversees succession planning efforts for senior management positions and receives succession planning reports from management. All directors are elected to one-year terms and must be re-elected annually by shareholders.

During 2010, the Board of Directors held eight meetings. The independent directors are required to hold at least two executive sessions per year under the Board Policy Statement (discussed below), and the Board’s practice has been to hold executive sessions more frequently. In addition to meetings and executive sessions, the Board members participate with the Company’s executive officers in quarterly teleconferences that precede each of the Company’s quarterly earnings releases.

Directors are expected to attend the Annual Meeting of Shareholders and all Board of Directors meetings and meetings of Board committees on which they serve. During the last fiscal year, each director attended at least seventy-five percent (75%) of the aggregate of the total number of meetings of the Board of Directors and all committees on which he or she served. All of the then-current directors attended the Annual Meeting of Shareholders in May 2010.

Board Leadership Structure

During 2010, as in previous years, the Board combined the role of Chairman of the Board and Chief Executive Officer, as the Board has determined this structure to be appropriate for the Company’s size and the nature of its business. While this structure historically has provided an efficient and effective leadership model for the Company because the Chairman, as co-founder and long-standing leader of the Company, is the director most familiar with the Company’s business and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy, the Board also recognizes that no single leadership model is right for all companies at all times. As a result, and in connection with a planned succession within the Company adopted by the Board in February 2011 and effective as of May 1, 2011, the Board determined to separate the positions of Chairman and Chief Executive Officer. The Nominating and Corporate Governance Committee will continue to work closely with the full Board in considering the Company’s leadership structure going forward, as part of the Committee’s periodic review of Board composition and the Company’s succession plan.

To ensure effective independent oversight, the Chairman of the Nominating and Corporate Governance Committee, as specified in the Board Policy Statement (discussed below), serves as Chairman of executive sessions of independent, non-management directors. In this role, the Committee Chairman serves as a liaison between the CEO and the non-management directors. Additionally, the Board is comprised of a majority of independent directors as discussed in the Director Independence section below.

Director Independence

In accordance with NASDAQ rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which mirror the elements of independence set forth in NASDAQ and Securities Exchange Act rules. The Company’s Director Independence Standards are available on the Company’s Web site at www.kendle.com. Based on these standards, at its meeting held on March 11, 2011, the Board determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and shareholder of the Company:

(1)	Mr. Robert R. Buck	(4)	Dr. Timothy E. Johnson
(2)	Dr. G. Steven Geis	(5)	Mr. Timothy M. Mooney
(3)	Dr. Donald C. Harrison	(6)	Dr. Frederick A. Russ

Director Evaluation and Succession Planning

Working closely with the full Board, the Nominating and Corporate Governance Committee (for purposes of this section, the “Committee”) monitors the effectiveness of the Board and engages in succession planning discussions. To facilitate these reviews, the Board and the Committee have established a skills assessment matrix (“Skills Matrix”) that reflects a range of skills that are determined to be appropriate for the Company. The skills reflected on the Skills Matrix include:

•	Senior leadership experience;

•	Strategic business development experience, including growth through acquisitions;

•	Public company board experience;

•	Operational expertise in the service sector;

•	Senior financial leadership or appropriate financial expertise;

•	Expertise in operating or expanding globally, including emerging markets;

•	Leadership or innovation in healthcare; and

•	Technical or systems management expertise.

The Board and the Committee have established standards for each of the skills included in the Skills Matrix. Each director’s skills and experiences are compared to the established standards and represented in the Skills Matrix. The established standards, as applicable, require experiences with growth companies or public companies with revenues similar to or in excess of the Company’s revenues. The Committee, working with the full Board, established these standards and will review and, if appropriate, update them. Although the Committee uses the Skills Matrix and related standards as a primary tool to review the range of skills and talents represented by the Board, the Committee may consider other appropriate experiences and skills on a case-by-case basis in making its recommendations to the full Board.

Working closely with the full Board, the Committee determines the need for additional Board members and, if so, develops criteria for open Board positions, taking into account such factors as it deems appropriate, which may include: the current composition of the Board; the range of talents, experiences and skills that would best complement those already represented on the Board; the balance of management and independent directors; and the need for financial or other specialized expertise. Applying these criteria, the Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders.

Once the Committee has identified a prospective nominee, it then evaluates the prospective nominee against the specific criteria that it has established for the position, as well as the standards and qualifications set out in the Policy Statement for the Board of Directors (the “Board Policy Statement”). The Board Policy Statement, established by the Board and the Committee, includes expectations and a position description for Board members. Its requirements include the following:

•	The willingness and ability of the prospective nominee to obtain full knowledge of the Company’s business and objectives to represent the interests of its shareholders;

•	The prospective nominee’s standards of integrity, independence in thinking and vision; and

•	The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties.

The Company does not have a policy on diversity for Board service. However, the Committee, working with the Board, considers diversity of the Company’s shareholders, employees and customers in the Committee’s succession planning discussions.

The Committee considers all potential candidates to serve on the Board, including those potential candidates recommended for nomination by shareholders. The Committee identifies candidates through a variety of sources and, with Board approval, could engage a third party to identify and evaluate candidates. Shareholders desiring to submit recommendations for nominations by the Committee should direct them to the Chairman of the Committee in care of the Company’s Secretary at the Company’s address shown on the cover page of this Proxy Statement.

In accordance with the Company’s Amended and Restated Code of Regulations (the “Regulations”), the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. Shareholders will be afforded a reasonable opportunity at the meeting to nominate candidates for the office of director. However, the Regulations require that a shareholder wishing to nominate a director candidate must have first given the Secretary of the Company at least ninety and not more than one hundred twenty days prior written notice setting forth or accompanied by (1) certain disclosures about the proposed nominee, including biographical, stock ownership and investment intent information and all other information about the proposed nominee that is required in the solicitation of proxies in an election contest or otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, (2) certain disclosures regarding the shareholder giving the notice and specified persons associated with such shareholder, including biographical and stock ownership information for and any hedging activity or other similar arrangements entered into by such persons, (3) verification of the accuracy or completeness of any information contained in the nomination at the Company’s request, (4) a statement that a nomination that is inaccurate or incomplete in any manner shall be disregarded, (5) a representation that the shareholder was a holder of record of the Company’s voting stock and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice, and (6) the consent of each such nominee to serve as director if so elected. Directors nominated through this process will be considered by the Committee.

The Committee will assess the qualifications of all candidates for the Board on an equal basis.

Board’s Role in Risk Oversight

The Board, as a whole and also at the committee level, plays a key role in operational risk oversight at the Company and works with management to understand the risks the Company faces, appropriate steps that should be taken to manage that risk, and the level of risk appropriate for the Company in light of its overall business strategy. The Board holds an annual session on strategy during which it receives a report on the Company’s strategic priorities. During this session, the Board works with management to understand the risks related to the strategy and applicable mitigation measures. Between these annual sessions, the Board receives regular updates on the Company’s objectives, including risks that could affect the achievement of the Company’s objectives.

While the full Board’s role focuses on oversight of operational risks, the Board’s committees provide an oversight role for risks related to duties under their respective Charters. The Management Development and Compensation Committee oversees management of risks related to the Company’s executive and other compensation plans and arrangements and, in doing so, assesses whether any of these plans and arrangements are reasonably likely to have a material adverse effect. The Audit Committee provides oversight for financial risks, including internal controls, credit risk and liquidity risk, and receives various reports and updates from management, including the following:

•	Regular updates on the Company’s compliance with covenants related to its borrowing facilities and other outstanding debt;

•	Regular updates on the status of internal control testing;

•	Annual reports on the overall risk assessment related to its internal control evaluations;

•	Risk factors set forth in the Company’s Annual Report on Form 10-K and any updates to these risk factors in Quarterly Reports on Form 10-Q; and

•	Reports on other potential risks and risk mitigation strategies related to exposures to currency fluctuation and financial systems implementation.

The Audit Committee and the Management Development and Compensation Committee provide regular reports to the full Board and work closely with management to update the full Board, as necessary, on matters identified through these committees’ risk oversight roles.

Committees of the Board

The Board of Directors has established three committees that assist the Board in discharging its responsibilities: Audit Committee, Management Development and Compensation Committee, and Nominating and Corporate Governance Committee. The table below provides committee assignments followed by a discussion of each committee and its function. The table represents committee assignments beginning May 20, 2010 when certain committee assignments were rotated. Note (1) to the table provides information on 2010 committee assignments prior to May 20, 2010. The Board of Directors does not have an executive committee.

			Management	Nominating and
			Development	Corporate
Name	Audit		and Compensation	Governance

Mr. Buck	X	*		C
Dr. Geis			C	X
Dr. Harrison	X		X
Dr. Johnson	X		X
Mr. Mooney	C	*
Dr. Russ			X	X

C	= Chair

*	= Board designated “Audit Committee financial expert” as defined by rules of the Commission.

(1)	From January 1, 2010 to May 20, 2010, Mr. Buck served as Audit Committee Chair and Dr. Russ served as Nominating and Corporate Governance Committee Chair. Dr. Harrison’s service as a member of the Management Development and Compensation Committee and Mr. Buck’s service as both a member of the Nominating and Corporate Governance Committee and as the Chair of that Committee began on May 20, 2010.

Audit Committee

During 2010, the Audit Committee met ten times. The Audit Committee is responsible for:

•	Engagement and oversight of the independent registered public accounting firm;

•	Supervision of matters related to audit functions;

•	Review of internal policies and procedures regarding audit, accounting and other financial controls;

•	Establishment and maintenance of procedures for receipt, retention and treatment of complaints related to accounting, internal accounting controls or audit matters;

•	Review and, if appropriate, approval of related party transactions; and

•	Other specific responsibilities and duties that are set forth in its Charter, which is available in the Investor Relations section of the Company’s Web site at www.kendle.com.

The Audit Committee reviews and reassesses the adequacy of the Charter on an annual basis.

Each of the members of the Audit Committee is an independent director as defined by the NASDAQ listing standards and in accordance with the Company’s Independence Standards. Each Audit Committee member is able to read and understand fundamental financial statements as required by NASDAQ listing standards.

Management Development and Compensation Committee

During 2010, the Management Development and Compensation Committee (the “Compensation Committee”) met four times. Each of the Compensation Committee’s members is an independent director as defined by the NASDAQ listing standards and in accordance with the Company’s Independence Standards.

The Compensation Committee is responsible for:

•	Monitoring the performance of executive officers;

•	Reviewing the Company’s compensation plans and policies and approving compensation packages for executive officers;

•	Approving all awards under the 2007 Stock Incentive Plan;

•	Administering the Company’s stock-related benefit plans;

•	Monitoring succession plans for senior management;

•	Analyzing the incentives and risks created by the Company’s overall compensation policies and practices; and

•	Addressing and discharging other responsibilities and duties that are set forth in its Charter, which is available in the Investor Relations section of the Company’s Web site at www.kendle.com.

The Compensation Committee has sole authority to approve compensation packages for executive officers and approve awards to any Company employee under the 2007 Stock Incentive Plan. The Compensation Committee generally considers all aspects of executive officer compensation in connection with the annual compensation review process applicable to all Company employees, except when circumstances require additional reviews for the executive officers. The annual review process takes place early in each calendar year with compensation adjustments generally becoming effective on or about April 1 of each year. In reviewing and approving executive officer compensation, the Compensation Committee receives management recommendations prepared by the Company’s internal compensation specialists and reviewed by the Chief Executive Officer and the Vice President of Human Resources. In making any equity-based awards, the Compensation Committee receives management recommendations and considers the awards on a case-by-case basis.

The Compensation Committee historically has not engaged compensation consultants from outside the Company and has worked with the Company’s internal compensation specialists. The Company has engaged Towers Watson to provide certain services and information, as more fully described on page 20 of this Proxy Statement.

In overseeing the Company’s compensation plans, the Compensation Committee may delegate authority for day-to-day administration and interpretation of such plans, including selection of participants, determination of award levels within plan parameters and approval of award documents to officers of the Company subject to the terms and conditions of the plan documents. However, the Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

Additional disclosure regarding the process and procedures for setting executive compensation can be found in the section titled “Compensation Discussion and Analysis” beginning on page 18 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee in 2010:

•	Has ever been an officer or employee of the Company;

•	Is or was a participant in any “related person” transaction in 2010 (see the following section for a description of our policy on related person transactions); or

•	Is an executive officer of another entity at which one of our officers serves on the board of directors.

None of the officers of the Company serves as a director or as a member of a committee of any company of which any of the Company’s non-employee directors are executive officers.

Nominating and Corporate Governance Committee

During 2010, the Nominating and Corporate Governance Committee (the “Nominating Committee”) met two times. Each of the members of the Nominating Committee is an independent director as defined by the NASDAQ listing standards and in accordance with the Company’s Independence Standards. The Nominating Committee advises and makes recommendations to the Board with respect to:

•	Director candidates for election by shareholders;

•	Candidates to fill vacancies on the Board of Directors;

•	Committee assignments on the Board of Directors;

•	Changes in Board compensation;

•	Director education policy; and

•	Other duties that are described in more detail in its Charter, which is available in the Investor Relations section of the Company’s Web site at www.kendle.com.

The Nominating Committee, in fulfilling its duties outlined above, reviews the effectiveness of the Board and its committees in connection with the succession planning process previously described under “Director Evaluation and Succession Planning.”

The Nominating Committee is authorized by its Charter to advise on changes in Board compensation. This Committee reviews all factors it deems relevant in connection with any recommended compensation changes.

Review and Approval of Transactions with Related Persons

Kendle’s Code of Ethics and Conduct requires directors and officers to provide full disclosure of transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of the company’s outstanding stock) to Kendle’s Audit Committee Chairman, and all other employees to provide full disclosure to their immediate supervisor.

Kendle’s Board has established a policy and oversees procedures for review, approval and monitoring of related person transactions. These procedures are intended to identify any potential related person transaction and require Audit Committee review and approval of any transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant Commission rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Under the policy and procedures, related persons are expected to seek Audit Committee approval before the transaction is entered into or amended. In certain circumstances, the transaction or amendment may be ratified after it has been entered into, in which case the ratification process will be subject to the same standards as a pre-approved transaction.

When seeking approval, the related person will provide the Company’s Chief Legal Officer with information about the transaction for the Chief Legal Officer’s evaluation and submission to the Audit Committee. Upon receiving this information, the Audit Committee will consider all relevant factors, including, as applicable: (i) the aggregate (total) value and benefit to the related person; (ii) whether the terms of the transaction are more or less favorable than they may have been with an unaffiliated person under similar circumstances; (iii) whether the Company benefits as a result of the transaction; (iv) whether alternative methods are available to attain similar benefits without creating a potential conflict; and (v) general policies and practices governing the type of transaction(s).

The Board, at its discretion or upon request from the Audit Committee, may determine to review a related party transaction and will apply the standards set forth in the policy.

Director Compensation and Equity Holding Requirements

Directors who are employees of the Company are not separately compensated for serving as directors. Non-employee directors of the Company receive compensation from meeting fees in the form of cash and shares of Common Stock and an annual equity grant in the form of an option to purchase shares of Common Stock. These compensation arrangements are described in more detail below.

In 2010, non-employee directors were paid meeting fees of $3,000 for each Board meeting attended and $1,500 for each committee meeting attended. This compensation was paid quarterly, in arrears, in the form of cash and shares of Common Stock under the 2003 Directors’ Compensation Plan. This plan specifies that non-employee directors will receive cash for fifty percent (50%) of the total meeting fee owed and shares of Common Stock in lieu of cash for the balance of the meeting fee owed.

Non-employee directors are also eligible to receive shares of Common Stock, and non-qualified, immediately exercisable options to purchase shares of Common Stock under the Company’s 2007 Stock Incentive Plan. In 2010, the Board, consistent with previous practice, approved a grant of options to purchase 5,000 shares of Common Stock to each non-employee director who was elected to the Board at the 2010 Annual Meeting of Shareholders. The exercise price for these options is the closing price of Common Stock on the grant date.

Effective as of January 1, 2011, the Board , based on a recommendation from the Nominating and Corporate Governance Committee, decided to restructure its compensation to reflect what the Board believes are prevailing market practices, but in a way that is not intended to materially change the value delivered under the previous approach. As a result, beginning in 2011, in addition to the meeting attendance retainers discussed above, non-employee directors will also receive annual cash retainers (paid quarterly) for service on Board committees and/or as committee chairs. These annual retainers for committee service consist of the following: $15,000 for Audit Committee; $10,000 for Management Development and Compensation Committee; and $7,500 for Nominating and Corporate Governance Committee. In addition to the foregoing committee service retainers, committee chairs will receive the following annual chair retainers (paid quarterly): $10,000 for Audit Committee; $7,500 for Management Development and Compensation Committee; and $5,500 for Nominating and Corporate Governance Committee.

Also beginning in 2011, upon each annual election to the Board thereafter, a director may receive $22,500 in shares of Common Stock, and 1,700 non-qualified, immediately exercisable options to purchase shares of Common Stock as determined by the Board. The number of shares issued and the exercise price for the options issued is based on the closing price of Common Stock on the date of grant. These Common Stock and option awards are in lieu of the options to purchase 5,000 shares of Common Stock which have in years past have been awarded to the non-employee directors in connection with their annual election to the Board.

The Nominating Committee, in its role in advising the Board on Board compensation matters, approved stock ownership guidelines for non-employee directors in November 2009. These guidelines are part of the Company’s Director and Officer Stock Ownership Policy. This policy requires the directors to own a qualifying amount of shares of Common Stock equal to $75,000 within five years of the effective date of the policy.

Director compensation for 2010 is set forth in the following table.

2010 DIRECTOR COMPENSATION

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned			Incentive Plan	Deferred	All Other
	or Paid	Stock Awards	Option	Compensation	Compensation	Compensation	Total
Name	in Cash ($)	($)(1)(2)	Awards ($)(3)	($)	Earnings ($)	($)	($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)

Mr. Robert R. Buck	16,500	16,546	35,074	—	—	—	68,120
Dr. G. Steven Geis	15,000	14,870	35,074	—	—	—	64,944
Dr. Donald C. Harrison	19,500	19,364	35,074	—	—	—	73,938
Dr. Timothy E. Johnson	21,000	20,819	35,074	—	—	—	76,893
Mr. Timothy M. Mooney	18,000	17,856	35,074	—	—	—	70,930
Dr. Frederick A. Russ	15,000	14,870	35,074	—	—	—	64,944

(1)	Under the 2003 Directors’ Compensation Plan and its predecessor plan, directors’ fees are paid with a combination of cash and shares of Common Stock in lieu of cash. Aggregate stock awards under the foregoing plans at December 31, 2010 were the following: 7,488 for Mr. Buck; 6,314 for Dr. Geis; 7,593 for Dr. Harrison; 8,125 for Dr. Johnson; 2,584 for Mr. Mooney; and 6,599 for Dr. Russ.

(2)	The amounts shown in this column represent the aggregate fair value at grant date in accordance with FASB ASC Topic 718. These awards are made under the 2003 Directors’ Compensation Plan. Under this Plan, these shares are issued quarterly, in arrears, at a price determined under the Plan as the average of the closing price of Common Stock for the ten trading days prior to the end of each quarter. The following table compares the “Fair Value” as determined by the Plan with the “Grant Date Fair Value” as determined in accordance with FASB ASC Topic 718, which is calculated by multiplying the number of shares of Common Stock awarded per quarter with the closing market price of the Company’s Common Stock on the grant date.

	Buck	Geis	Harrison	Johnson	Mooney	Russ

Q1 Fair Value	$5,250	$4,500	$6,000	$6,000	$5,250	$4,500
Q1 Grant Date Fair Value	$5,231	$4,484	$5,979	$5,979	$5,231	$4,484
Q2 Fair Value	$3,000	$3,750	$4,500	$5,250	$4,500	$3,750
Q2 Grant Date Fair Value	$2,632	$3,282	$3,942	$4,592	$3,942	$3,282
Q3 Fair Value	$4,500	$3,750	$4,500	$5,250	$4,500	$3,750
Q3 Grant Date Fair Value	$4,835	$4,029	$4,835	$5,641	$4,835	$4,029
Q4 Fair Value	$3,750	$3,000	$4,500	$4,500	$3,750	$3,000
Q4 Grant Date Fair Value	$3,848	$3,076	$4,608	$4,608	$3,848	$3,076

(3)	The amounts shown in this column represent the aggregate fair value at grant date in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed March 16, 2011. Aggregate option awards outstanding at December 31, 2010, were the following: 20,000 for Mr. Buck; 10,000 for Dr. Geis; 50,000 for Dr. Harrison; 45,000 for Dr. Johnson; 15,000 for Mr. Mooney; and 25,000 for Dr. Russ.

PROPOSALS REQUIRING A SHAREHOLDER VOTE

ELECTION OF DIRECTORS
(ITEM 1 ON THE PROXY CARD)

The Board is nominating eight nominees for election. Each of these nominees served as a member of the Company’s Board of Directors in 2010. All of the nominees, except Dr. Kendle and Mr. Bergen, are independent directors as defined by NASDAQ listing standards and in accordance with the Company’s Independence Standards. All directors elected at the Annual Meeting will hold office until the next Annual Meeting or until their successors are elected and qualified.

Proxies will be voted in favor of election of the nominees named herein unless authority to vote is withheld. If any of the nominees becomes unable to accept election or declines to serve, neither of which the Board anticipates, it is intended, in the absence of contrary direction, that the proxies will be voted for the balance of those named above and for substitute nominee(s) as the Board may designate. The proxies will in no event be voted for a greater number of nominees than eight. The eight nominees receiving the highest number of votes will be elected.

Information about the nominees is set forth below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:

CANDACE KENDLE, Pharm.D. Director since 1997 Age: 64	Dr. Kendle co-founded the Company in 1981 and has served as the Company’s Chairman and Chief Executive Officer since its incorporation in 1989. She also has served as a director of the H.J. Heinz Company, a publicly traded global food manufacturer and distributor, since 1998. Under the Board’s previously announced management succession plan, Dr. Kendle will remain Chairman and will transition out of the CEO role, effective May 1, 2011.
Qualifications Supporting the Nomination:
Dr. Kendle’s experience as the Company’s co-founder and Chief Executive Officer gives her unique insights into its business and supports her role in identifying strategic priorities and leading discussions on strategy. She also brings a broad range of governance and leadership experience through her public company board experience and provides insights from her experience in strategic development and growth, including service expansion into new markets and acquisitions.
CHRISTOPHER C. BERGEN Director since 1997 Age: 60	Mr. Bergen has served as the Company’s Executive Vice President and Chief Administrative Officer (CAO) since 2009. He formerly served as Chief Operating Officer from 1981 to 2009 and President from 1981 to 2008. Under the Board’s previously announced management succession plan, Mr. Bergen will transition out of the Executive Vice President and CAO role, effective May 1, 2011.
Qualifications Supporting the Nomination:
Mr. Bergen’s experience as the Company’s co-founder and long-time Chief Operating Officer provides him unique insights into the Company’s operations. In his CAO role, Mr. Bergen led the implementation of strategic technology enhancements and brings unique perspectives in use of this technology to manage the Company, including its opportunities and risks.
ROBERT R. BUCK Director since 2003 (and 1998 to 2002) Age: 63	Mr. Buck has served as Chief Executive Officer of Beacon Roofing Supply, Inc. since 2003 and its Chairman since 2007. He formerly served as its President from 2003 to 2007. Beacon Roofing Supply, Inc. is a large distributor of residential and non-residential roofing materials and building products. From 1982 to 2003, he served in a number of leadership roles with Cintas Corporation, including President of its Uniform Rental Division (primary operating segment) and Chief Financial Officer. In addition to serving on the Board of Kendle and Beacon Roofing Supply, Inc., he has served as a director of Multi-Color Corporation, a publicly traded global resource of packaging services and decorating solutions, since 2003.
Qualifications Supporting the Nomination:
Mr. Buck’s senior leadership and financial management experience provides the Board a perspective of someone familiar with managing all facets of an enterprise, including management of growth and direct responsibility for financial and accounting issues. In addition to his leadership and financial management experience, he brings insights gained through leading acquisition strategies and managing growth through acquisitions.

G. STEVEN GEIS, Ph.D., M.D. Director since 2002 Age: 59	Dr. Geis has served as founder and President of Geis Consulting since 2002 and co-founder and Principal of Geis-Hides Consulting, LLC since 2010. He formerly served as Vice President, Arthritis, Cardiovascular and Oncology Clinical Development at Pharmacia from 2001 to 2002, and as Vice President, Arthritis Clinical Development at Searle/Monsanto from 1998 to 2001.
Qualifications Supporting the Nomination:
Dr. Geis’s drug development experience in the pharmaceutical industry provides the Board with insights from the perspective of the Company’s customers. He also brings unique experiences related to leading drug development teams and, through his ongoing consulting work, provides insights on drug development trends.
DONALD C. HARRISON, M.D. Director since 2001 Age: 77	Dr. Harrison has held the position of Senior Vice President and Provost for Health Affairs Emeritus, University of Cincinnati, since 2004. He also has been a General Partner of Charter Life Sciences, a clinical stage life sciences investor, since 2004 and is a part-time practicing cardiologist. From 1986 to 2003, he served as Chief Executive Officer of University of Cincinnati Medical Center and Senior Vice President and Provost for Health Affairs at University of Cincinnati. He is a co-founder of AtriCure, Inc., a publicly traded medical device company, where he has served as a director since 2000. He also has served as a director of EnteroMedics, Inc., a publicly traded medical device company, since 2003.
Qualifications Supporting the Nomination:
Dr. Harrison provides the Board with insights and perspectives from his broad experiences in the healthcare field and related industries, including professional experience as a cardiologist and senior leadership experience as a Chief Executive Officer. He also has been a founder and key advisor in the medical device and biotech industry and, as such, brings unique perspectives on growth, acquisition and finance strategies.
TIMOTHY E. JOHNSON, Ph.D. Director since: 2002 Age: 68	Dr. Johnson founded Johnson Investment Counsel, Inc. in 1965 and has served as Chairman and President since its founding. Johnson Investment Counsel is a wealth management company responsible for the management of more than $5 billion. He is also a Professor of Finance and Economics at University of Cincinnati. He serves as Chairman of the Board, Johnson Investment Counsel, Inc. and as director of Johnson Trust Company and Johnson Mutual Funds.
Qualifications Supporting the Nomination:
Dr. Johnson provides the Board with insights from his broad experience in the financial industry and perspectives as an investment consultant. He further provides the Board with current financial-related thinking and expertise, which he maintains and achieves through serving as a Professor of Finance and authoring financial textbooks and journal articles.
TIMOTHY M. MOONEY Director since 2008 (and 1997 to 2002) Age: 63	Mr. Mooney has served as Vice President of Operations, St. Xavier High School since 2004. From 1996 to 2002, he was Executive Vice President, Chief Financial Officer and Treasurer of Kendle International Inc. Mr. Mooney previously held senior leadership and Chief Financial Officer roles at Hook-SupeRx, Inc. and The Future Now, Inc. He previously served as a director of Regent Communications, a publicly traded owner/operator of radio stations, and of Winton Financial Corporation, a public holding company comprised of banks, savings and loans and financial institutions.
Qualifications Supporting the Nomination:
Mr. Mooney provides the Board with insights from his experience as a Chief Financial Officer of public companies, including unique perspectives through his prior service as Kendle’s Chief Financial Officer. He also provides the Board with insights on growth and growth management through his experience in leading financial and acquisition strategies.

FREDERICK A. RUSS, Ph.D. Director since 2001 Age: 66	Dr. Russ currently is a Professor of Marketing, University of Cincinnati. He previously held senior leadership roles at the University of Cincinnati, including Senior Vice-Provost from 2004 to 2007 and Dean, College of Business from 1994 to 2004. He also serves as a director of Cree Research, an LED lighting manufacturer, and Charles and Colvard (formerly C3), a precious stone manufacturer.
Qualifications Supporting the Nomination:
Dr. Russ provides the Board with insights on business development and corporate strategy through his field of expertise and consulting roles for a broad range of companies, including large public companies. He also provides governance experience through board service at public companies.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(ITEM 2 ON THE PROXY CARD)

The Audit Committee of the Company’s Board of Directors reappointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit the Company’s 2011 consolidated financial statements and internal control over financial reporting. Although not required by law, the Board of Directors is seeking shareholder ratification of this appointment. The affirmative vote of a majority of shares voting at the Annual Meeting is required for ratification. If ratification is not obtained, the Board of Directors intends to continue the engagement of Deloitte & Touche LLP at least through 2011. However, the Audit Committee, at its discretion, may engage a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change would be in the best interest of the Company.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

Fees Paid To Independent Registered Public Accounting Firm

The Company incurs costs for professional services rendered by its independent registered public accounting firm as follows:

•	AUDIT FEES — These are fees for professional services rendered by the Company’s independent registered public accounting firm for its audit of the Company’s consolidated annual financial statements; statutory audits of the Company’s foreign operations; and reviews of the unaudited quarterly consolidated condensed financial statements contained in the Quarterly Reports on Form 10-Q filed by the Company during the years identified below.

•	AUDIT-RELATED FEES — These are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. Audit-related services primarily include audits of the Company’s employee benefit plans, and merger and acquisition due diligence and related audit services.

•	TAX FEES — These are fees for services related to tax compliance, tax advice and tax planning, including compliance, planning and advice with respect to both domestic and foreign subsidiaries of the Company.

•	ALL OTHER FEES — These are fees for permissible services other than those in the three categories previously described.

The table below sets forth fees paid by the Company for professional services billed by the independent registered public accounting firm for each of the last two fiscal years with additional description of these fees in the notes following the table.

	2010	2009

Audit Fees	$961,562	$1,238,854
Audit-Related Fees(1)	15,500	18,250
Tax Fees(2)	6,340	58,341
All Other Fees	2,343	2,130

Total	$985,745	$1,317,575

(1)	In 2010 and 2009, these fees related primarily to the audit of the employee benefit plan.

(2)	In 2010 and 2009, tax fees related to compliance services comprised approximately $6,000 and $19,000, respectively, of the tax fees billed. The remaining 2009 services related to assistance with examinations.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit, audit-related, tax and other permissible services that will be provided by the independent registered public accounting firm. To manage the pre-approval process, the Audit Committee in 2004 adopted a Policy on Approval of Audit and Non-Audit Services Provided by Outside Auditors (the “Pre-Approval Policy”). One hundred percent (100%) of services rendered by the independent registered public accounting firm in 2010 were pre-approved by the Audit Committee.

Under the Pre-Approval Policy, the independent registered public accounting firm is required to provide the Audit Committee with detailed documentation about the specific services that will be provided. In reviewing the request for pre-approval, the Audit Committee will consider, among other things, whether the proposed services are consistent with the rules on auditor independence. A service pre-approved by the Audit Committee is valid for a term of twelve months unless the Audit Committee considers a different approval term and approves otherwise. Any services exceeding pre-approved cost levels or budgeted amounts will require separate pre-approval by the Audit Committee. The Pre-Approval Policy prohibits the Audit Committee from engaging the independent registered public accounting firm to render services that are prohibited by the Public Companies Accounting Oversight Board or the applicable rules and regulations promulgated by the Commission.

The Pre-Approval Policy permits the Audit Committee to appoint the Audit Committee chairman or his designee to approve certain services. A designated member’s pre-approval of services is required to be reported to the Audit Committee at the ensuing Audit Committee meeting. The Pre-Approval Policy prohibits the Audit Committee from delegating its pre-approval responsibilities to the Company’s management.

Report of the Audit Committee

The Audit Committee (“we” or the “Committee” for the purposes of this Report), in accordance with its written Charter adopted by the Company’s Board of Directors, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2010, we met and held discussions with management and the independent registered public accounting firm. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the audited consolidated financial statements and related disclosures with management and the independent registered public accounting firm, including a review of the significant management judgments underlying the consolidated financial statements and disclosures.

We also discussed with management and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls. In a meeting with the independent registered public accounting firm, we reviewed the audit plans and audit scope and identified audit risks.

The Committee discussed and reviewed with the independent registered public accounting firm the matters required to be discussed by the Statement of Auditing Standards No. 61, as amended (AICPA, Professional

Standards, Vol.1.Au section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, and Rule 2-07 of Regulation S-X, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the consolidated financial statements. In addition, we have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Committee concerning independence, and have discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management. In concluding that the auditors are independent, we determined, among other things, that the nonaudit services provided by Deloitte & Touche LLP were compatible with their independence.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Commission. The Committee also reappointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011. The Board concurred with both of these recommendations.

Submitted by the Audit Committee of the Board of Directors,

Mr. Timothy M. Mooney (Chair), Mr. Robert R. Buck, Dr. Donald C. Harrison and Dr. Timothy E. Johnson.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:

“RESOLVED, that the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the Company’s consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2011, be and hereby is ratified and approved.”

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(ITEM 3 ON THE PROXY CARD)

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Act”), enacted in July 2010, requires that the Company provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Commission.

As described in detail in the Compensation Discussion and Analysis section beginning on page 18 of this Proxy Statement, we seek to closely align the interests of our Named Executive Officers with those of our shareholders. Our compensation program is designed to reward and recognize our Named Executive Officers for producing results that provide sustainable growth and maximize long-term shareholder value through appropriate executive incentives without encouraging unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the Commission. The vote is advisory, which means that the vote is not binding on the Company, Board or the Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
(ITEM 4 ON THE PROXY CARD)

The Dodd Act also requires that the Company provide our shareholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our Named Executive Officers as disclosed in accordance with the compensation disclosure rules of the Commission. By voting with respect to this proposal, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years, or they may abstain from casting a vote on this proposal.

The Board has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate for the Company and therefore our Board recommends that you vote for a three-year interval for the advisory vote on executive compensation. In determining to recommend that shareholders vote for a frequency of once every three years, the Board considered how an advisory vote at this frequency will provide our shareholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short term variations in compensation and business results. An advisory vote occurring once every three years will also permit our shareholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation. The Company will continue to engage our shareholders regarding our executive compensation program during the period between advisory votes on executive compensation.

This vote is advisory and not binding on the Company, Board or the Compensation Committee in any way. While the Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation, the Board may decide that it is in the best interests of the Company and our shareholders to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE OPTION OF “THREE YEARS” AS THE PREFERRED FREQUENCY FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation approach and application to the Chief Executive Officer and the other Named Executive Officers (listed in the Summary Compensation Table). To aid in the presentation and discussion of the information provided in this CD&A, we may use terms such as “our executives” to refer to the Named Executive Officers.

Executive Summary

Our executive compensation program is designed to reward and recognize our executives for producing results that provide sustainable growth and maximize long-term shareholder value. The program design includes:

•	Cash and equity elements with meaningful allocations tied to performance targets;

•	Performance targets that are aligned to strategic business goals without encouraging excessive or unnecessary risk taking;

•	Stock ownership guidelines to reinforce our expectations for executives to hold significant equity interests in the Company; and

•	Competitive compensation opportunities to attract and retain highly qualified and successful executive talent.

The dynamics of the industry in which we compete are an important consideration in the application of our compensation approach. Historically, the global CRO industry has been highly competitive for talent, particularly at senior and executive levels. More recently, customers facing revenue pressures have responded by reducing costs, including workforce reductions, and slowing their outsourced spending through program reprioritizations and as a result of strategic transactions, such as mergers and acquisitions. These dynamics have created increased volatility for the CRO industry and the Company, including longer selling cycles, cancellations, and reductions in scope of projects. Over the longer term, the Company and the industry anticipate increased outsourcing penetration with customers that are increasingly seeking more cost-effective approaches to development with a reduced workforce. We believe our executive team plays an integral role in positioning the Company to capture our expectations for increased opportunities.

In 2010, we continued to balance the considerations related to Company opportunity, market volatility, and performance in our approach to executive compensation, as well as compensation across the Company. This ongoing market volatility also affected our 2010 executive compensation program. Key observations for 2010 include the following:

•	Base salaries were adjusted modestly in a manner consistent with Company-wide merit adjustments. Targeted market rate adjustments were made for two of our executives.

•	Due to continued market volatility in mid-2010, our executives led participation in a broader, voluntary furlough program, resulting in reductions to their base compensation by nearly 4%.

•	Similar to 2009, performance-based compensation components comprised approximately 56% of the CEO’s total compensation opportunity and approximately 50% for our other executives.

•	As in 2009, continued market volatility affected Company performance and resulted in significantly reduced total compensation opportunities for our executives who received limited or no payouts under the performance-based components of their compensation.

•	Succession planning and related changes in the executive team had certain one-time effects.

This CD&A begins with a review of our approach to the executive compensation program and related considerations. Following this review, each of the elements of total executive compensation is described. The CD&A concludes with a review of governance and regulatory considerations, including important Company policies related to our executives.

Compensation Approach

It is the Compensation Committee’s responsibility to review, set, and approve compensation for our executives. In exercising its responsibility, the Committee reviews and considers market data as a guide for setting total compensation and individual elements of compensation. The Compensation Committee does not engage in strict numerical benchmarking but generally targets the market median for total compensation and each individual element of executive compensation. The Compensation Committee also reviews and considers Company performance and related contributions for each of our executives. Other considerations in our approach, as described in more detail below, include internal pay equity and risk related to the compensation design. The application of these considerations to elements of our 2010 executive compensation program are described under “Elements of Named Executive Officer Compensation” later in this CD&A.

Market Considerations

The Company, as well as the Compensation Committee, reviews and considers various sources of market information to assist in establishing compensation targets and designing the Company’s executive compensation program. Each year, members of senior management brief the Compensation Committee on industry-specific executive compensation survey data. This market review encompasses data from several sources with a specific emphasis on companies of a comparable size in terms of revenue or number of employees. This provides insight on how the market is compensating comparable executive positions in total and each of the elements of total compensation, including base salary, annual cash bonuses and equity compensation. The Company’s compensation practices also are compared against a CRO/Life Science industry peer group of publicly traded companies consisting of PAREXEL International Corporation, Charles River Laboratories International, Inc., Pharmaceutical Product Development, Inc., Covance Inc. and Omnicare, Inc. (the “Peer Group Companies”).

We generally target total compensation as well as individual elements of executive compensation to be at or near the market median to attract and retain executives. We, however, do not engage in strict numerical benchmarking because job content, accountability, responsibility, incumbent seniority, performance and other factors are reflected in the survey data. Therefore, we consider this market information and use it as a guide in exercising discretion in determining executive compensation as we review the other considerations discussed in this CD&A. With respect to our CEO and other executive officers, targeted and actual total compensation (and elements of total compensations) may differ from the market median.

In addition to review and consideration of the market information described above, we review and consider market trends and their potential effects on our executive compensation approach and design. In particular, the Company engages Towers Watson to provide an annual update to the Compensation Committee on executive compensation trends and regulatory matters.

Tally Sheet Considerations

In considering compensation for the CEO and the other Named Executive Officers, the Compensation Committee reviews a comprehensive tally sheet to view executive compensation in total, including the aggregate value of compensation opportunities represented by individual compensation elements. The tally sheets reviewed include current, target and maximum compensation levels for each Named Executive Officer. The review by the Compensation Committee analyzes how changes to any element of compensation would impact other elements. Such analysis is an important component in the Compensation Committee’s review of executive compensation as various elements are deemed by the Compensation Committee to be important elements of an executive’s overall compensation. This review also supports the Compensation Committee’s decisions and evaluations of management’s recommendations by providing a comprehensive analysis of an executive’s total compensation.

Performance Considerations

In addition to the market and other considerations discussed in this CD&A, we also may consider individual executive performance. In support of individual performance considerations, the Compensation Committee reviews scorecards related to the Company’s performance management system titled the “Kendle Performance System.” The Kendle Performance System measures the Company’s business performance against pre-established corporate imperatives in four functional areas — finance, customer, operations and personnel — and several metrics and indicators within each of these functional areas. Scorecards are maintained by certain managers and employees throughout the Company. The qualitative and quantitative metrics on these scorecards are designed to contribute to achievement of Company performance objectives, particularly the performance-based targets set by the Compensation Committee for which our executives are responsible. These performance-based targets are described under “Elements of Named Executive Officer Compensation” later in this CD&A.

The Board, as well as the Compensation Committee, regularly reviews the scorecards in reviewing Company performance. Scorecards may be considered with other factors when the Compensation Committee considers individual performance in making compensation adjustments, discretionary cash bonuses under the Annual Incentive Plan (“AIP”), or other awards.

Internal Pay Equity Considerations

The Compensation Committee believes that internal pay equity should be considered generally among the executives and specifically between the CEO’s compensation and the compensation of each of our other Named

Executive Officers. Furthermore, although the Compensation Committee does not apply fixed ratios when conducting this analysis, the Compensation Committee believes that the Company’s internal pay equity structure is consistent with those of the Peer Group Companies and is appropriate based upon contributions to the success of the Company and as a means of motivation to other executives and employees.

Risk Profile Considerations

We also consider the potential risks that could be inherent in the various elements of total compensation provided for in our executive compensation program. The following table describes the core elements of our 2010 executive compensation program and our view of the related risks.

Element	Description	Examples	Risk Profile

Base Salary	Fixed based on level of responsibility, experience, tenure and qualifications	Cash	Low to moderate

AIP and Annual Cash Bonus	Variable based on achievement of certain objectives	Cash	Moderate to high

Equity Awards	Variable based on responsibility and the achievement of longer-term financial goals and shareholder value creation	• Stock Options • Restricted Stock Unit Awards • Other Performance Awards	High

Retirement and Other Related Benefits	Employee retirement and tax planning needs	• Retirement Plans • Non-Qualified Deferred Compensation	Low

The Compensation Committee has reviewed the risk profile of the elements of the Company’s executive compensation program, including the performance criteria and targets used in connection with performance based awards, and has considered the risks an executive might be encouraged to take with respect to such elements. The design of the executive compensation program reflects the Company’s objective to have appropriate executive incentives without encouraging excessive risk-taking. Specifically, the performance criteria and targets contained in the program have been balanced between annual and long-term incentive compensation to provide the Company’s management with the appropriate incentives to create long-term value for shareholders while taking thoughtful and prudent risks that are consistent with the Company’s long-term business plan.

The Compensation Committee monitors executive compensation policies and the mix of compensation, especially equity compensation, awarded to our executives on an on-going basis, and both the Company and the Compensation Committee will continue to consider the elements of the executive compensation program, which are subject to change at any time. Considering the design of the executive compensation program in general, performance criteria and targets used in connection with performance-based awards, and the balance provided by a Clawback Policy and the Officer/Director Stock Ownership Policy, each of which is discussed later in this CD&A, the Compensation Committee has determined that the Company’s executive compensation program does not encourage our executives to engage in business activities or other behavior that would threaten the value of the Company or the investments of its shareholders.

Elements of Named Executive Officer Compensation

The key elements of the Company’s executive compensation program consist of base salary, annual cash bonus, performance-based equity, time-based equity and retirement and other related benefits. Based on its review of the Company’s executive compensation program design, the Compensation Committee found the Named Executive Officers’ total compensation in the aggregate to be reasonable, not excessive, and consistent with the objectives of the Company’s executive compensation program. Each of the elements of our executive compensation program is described below.

Base Salary

We believe that base compensation is an important element in attracting and retaining key talent who contribute to the long-term success of the Company and that qualified employees and officers to lead the Company are imperative to meet Company objectives. The Company competes in a highly-competitive market for talent, so market pressures are monitored regularly. Competition includes a wide range of companies in the biopharmaceutical industry, including the Company’s competitors and other biopharmaceutical companies, as well as the Peer Group Companies.

The Compensation Committee generally reviews base salaries of the Named Executive Officers at a meeting held in March of each year with adjustments, if any, becoming effective with the pay period beginning on or about April 1. This schedule aligns with the Company-wide compensation review process. During these reviews, the Compensation Committee considers management’s recommendations, which are based on the market and performance considerations previously described and market trends related to executive base compensation. From time to time throughout the year, we review and/or consider base salary adjustments in most cases due to a change in business or market conditions, a change in responsibilities or a newly appointed executive officer. A summary of 2010 base salary decisions made by the Compensation Committee follows.

In March 2010, the Compensation Committee met to consider base salaries for the CEO and other executive officers. At this meeting, the Committee approved a 3% increase for each of Dr. Kendle and Mr. Bergen. This percentage increase reflects the merit increase budget generally applied to all Company employees with certain regional exceptions, and one which the Committee deemed appropriate based on its consideration of certain market data. The Committee considered and approved an increase of 6.5% for Dr. Cutler and 7.1% for Mr. Cheesman. The Committee viewed these adjustments as appropriate directional adjustments considering the market data, tenure, performance, retention and other factors. Lastly, the Committee determined to make no adjustments to Mr. Higginbotham’s base compensation in view of individual performance, particularly related to Company sales performance, and market data. The foregoing adjustments were made effective April 1, 2010, approximately the same time adjustments for all Company employees became effective.

In mid-2010, as a result of continued market volatility and the Company’s performance, our executives led a company-wide voluntary furlough program. This program effectively reduced 2010 base compensation by approximately 4% for the Named Executive Officers with certain exceptions. Mr. Higginbotham’s separation from the Company occurred during this program, so his reduction was less than the other executives. Dr. Roseman joined the Company after the program was implemented and so did not participate in the program.

In connection with Dr. Roseman’s appointment as Senior Vice President & Chief Marketing Officer, his base salary was established at $285,000 per year.

Annual Incentive Plan and Cash Bonus

We believe that incentive compensation through cash bonuses creates a powerful motivator for the Company’s employees, including the Named Executive Officers, to achieve goals that promote the long-term success of the Company. Our executives are eligible to receive bonuses under the Annual Incentive Plan, or “AIP.” The AIP is intended to focus our executives on weighted performance metrics related to sales, net revenue and operating income, with consideration for earnings per share performance, which metrics are deemed critical to the Company’s success. Amounts payable under the AIP are calculated as a percentage of the executive’s base salary. This percentage is established by the Compensation Committee, typically in the first quarter of the fiscal year, based on the executive’s roles and responsibilities as well as a comparison to market data. At the same time, the Compensation Committee also sets the performance targets in relation to sales, net revenue, operating income and earnings per share.

The Compensation Committee approved target bonus percentages for each Named Executive Officer, and performance targets for fiscal year 2010 at its meeting in March 2010. Dr. Roseman’s target bonus percentage was approved upon his appointment.

Name	Title	Target Bonus

Dr. Kendle	CEO	90%
Mr. Bergen	Executive VP & CAO	60%
Dr. Cutler	Sr. VP & COO	50%
Mr. Higginbotham /Dr. Roseman	Sr. VP & CMO	50%
Mr. Cheesman	Sr. VP & CFO	50%

In 2010, our AIP design included an EPS threshold ($0.99) and a weighted goal achievement for sales, net revenue, and operating income. For 2010, the targets and the related weights of these targets were the following: (i) sales of $660 million (weighted at 20%); (ii) net revenues of approximately $440 million (weighted at 30%); and (iii) operating income of approximately $48 million (weighted at 50%). The AIP becomes discretionary if the weighted goal achievement is attained but the EPS threshold is not met. In this instance, an incentive bonus may be awarded to an executive based on the Compensation Committee’s judgment of that executive’s performance over the fiscal year.

Under the 2010 structure, the AIP pays out at 50% of target bonus at 84% goal achievement, and the payout increases 3.125% for every 1% increase in goal achievement up to 100% (e.g., a 95% goal achievement would result in a 84.4% payout). If performance metrics are exceeded in any fiscal year, the AIP allows a 1% increase in payout for every additional 1% in goal achievement (e.g., 120% goal achievement would result in 120% payout) with a maximum of 125%. The sales, net revenue and operating targets discussed above represented increases over 2009 performance.

In 2010, the Company did not meet the EPS threshold or the sales, net revenue and operating income targets, resulting in no AIP awards to our executives. As a result of the Company’s performance, the Compensation Committee further determined to make no discretionary bonus awards to the Named Executive Officers. As may be discussed elsewhere in this CD&A, the achievement or failure to achieve any or all applicable goals, targets or metrics does not directly result in specific compensation decisions. Rather, the Compensation Committee’s consideration of the achievement of or failure to achieve, as the case may be, any or all applicable goals, targets or metrics constitutes just one of many factors described in this CD&A. Such goals, targets and metrics are considered generally and not as a substitute for the Compensation Committee’s discharge of its fiduciary duties in making executive compensation decisions. In all cases, specific decisions involving compensation were ultimately based upon the Compensation Committee’s judgment about an executive’s performance, potential future contributions and about whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value.

Equity-based Awards

Under the Company’s 2007 Stock Incentive Plan, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock awards, stock unit awards (restricted or unrestricted), stock awards and other performance awards to the Company’s employees, including our executives. Neither this plan nor any other compensation arrangement mandates any specific awards for Named Executive Officers. In general, all equity awards issued as part of the executive compensation program have multi-year vesting periods or vesting that occurs more than 12 months from date of grant. Coupled with the Officer/Director Stock Ownership Policy, the overall effect is to require that equity be held by our executives for a sufficient amount of time to give such executives a long-term stake in the Company. The Compensation Committee believes that equity awards align the focus of employees, including the Named Executive Officers, with the interests of the Company’s shareholders. On the recommendation of management, the Compensation Committee has made equity awards and granted stock options to Named Executive Officers from time to time for recruiting and retention purposes.

Generally, the practice of the Compensation Committee is to make equity awards to the Named Executive Officers annually. These awards usually consist of both performance based and time based restricted stock units

(“RSUs”) in targeted values and with varying vesting schedules. These equity-based awards and applicable performance targets are discussed below.

Performance-Based Equity.  The number of performance-based RSUs generally is determined based on pre-established targets, expressed as a percentage of base salary, with the resulting value being converted to a specific number of RSUs at the time of the award. In 2010, Dr. Kendle’s target was approximately 50% of base salary, and the other Named Executive Officers’ targets were approximately 40% of base salary. With respect to Dr. Roseman, the Compensation Committee, in reviewing and approving his initial compensation package, determined to award him $75,000 of performance-based RSUs, with the value converted to RSUs on the award approval date, August 30, 2010, based on the closing stock price on that date.

Based on the foregoing, performance-based RSUs were granted in 2010 to Named Executive Officers in the amounts and on the grant dates set forth in the following table. These RSUs were structured to vest over three years, subject to the achievement of the applicable performance targets, beginning with a 2010 EPS target discussed below the table. The 2010 EPS target was not met, and all awards were forfeited.

			RSUs Earned	RSUs Earned
			Assuming	Assuming
			100%+	90%-99%
			Achievement of	Achievement of	2010
		2010 Performance	Performance	Performance	Performance-
Name	Grant Date	Based RSUs	Goal	Goal	Based RSUs Earned

Dr. Kendle	March 24, 2010	17,391	17,391	8,696-16,521	0
Mr. Bergen	March 24, 2010	9,971	9,971	4,986-9,472	0
Dr. Cutler	March 24, 2010	8,928	8,928	4,464-8,482	0
Mr. Cheesman	March 24, 2010	6,493	6,493	3,247-6,168	0
Mr. Higginbotham	March 24, 2010	8,649	8,649	4,325-8,217	0
Dr. Roseman	August 30, 2010	9,352	9,352	4,676-8,884	0

RSUs would have been earned at 50% of those granted for 90% EPS goal achievement ($0.89 EPS), with the amount earned increasing 5% for every additional 1% increase in EPS goal achievement up to 100% (e.g., a 95% EPS goal achievement would have resulted in earning 75% of the RSUs granted). If the 2010 EPS performance goal would have been achieved or exceeded, the Named Executive Officers would have earned 100% of their performance-based RSUs granted. As discussed above, all of these RSUs were forfeited because the EPS target was not met. Mr. Higginbotham’s RSUs were forfeited in connection with his separation from the Company.

Time-Based Equity.  The number of time-based RSUs generally is determined based on pre-established targets, expressed as a percentage of base salary, with the resulting value being converted to a specific number of RSUs at the time of the award. Time-based RSUs generally vest in one tranche, 18 months from the grant date. In 2010, the Named Executive Officers, except Dr. Roseman, had targets of approximately 10% of base salary. With respect to Dr. Roseman, the Compensation Committee, in reviewing and approving his initial compensation package, granted $47,250 of RSUs, with the resulting value being converted to a specific number of RSUs at the time of the award.

Additionally, the Compensation Committee considered and approved a one-time award for Dr. Cutler in connection with the targeted value of his initial compensation package. This package was viewed in terms of value but expressed in terms of shares. Due to a decrease in stock value during the period of time in which Dr. Cutler’s compensation package was being developed and offered until the award date, the value of the initial compensation package declined. Accordingly, Dr. Cutler was granted an additional $215,000 in time-based RSUs to substantially restore the intended value. These additional RSUs for Dr. Cutler will vest in two tranches, with 50% vesting one year from the grant, and the remaining 50% vesting two years from the grant date.

Based on the foregoing, time-based RSUs were granted in 2010 to Named Executive Officers as described in the following table. The 2010 time-based RSUs granted to Mr. Higginbotham were forfeited in connection with his separation from the Company.

		2010 Time Based
Name	Grant Date	RSUs Granted	Vesting Date

Dr. Kendle	March 24, 2010	3,478	September 24, 2011
Mr. Bergen	March 24, 2010	2,493	September 24, 2011
Dr. Cutler	March 24, 2010	2,232	September 24, 2011
		12,464	50%-March 24, 2011
			50%-March 24, 2012
Mr. Cheesman	March 24, 2010	1,623	September 24, 2011
Dr. Roseman	August 30, 2010	5,892	February 29, 2012
Mr. Higginbotham	March 24, 2010	2,162	n/a

Other One-Time Awards

As part of the initial appointment compensation for Dr. Roseman, on August 30, 2010, the Compensation Committee awarded 15,000 options to purchase shares of Common Stock to Dr. Roseman, along with a $35,000 signing cash bonus, which was paid on September 30, 2010. The 15,000 stock options have a grant date of August 30, 2010, with a grant price of $8.02, which represents the fair market value of Kendle Common Stock on August 30, 2010 pursuant to the Company’s 2007 Stock Incentive Plan. These options vest ratably over four years, with 3,750 becoming exercisable each year beginning on the first anniversary of the grant date, will be 100% vested on August 30, 2014. If unexercised, these stock options will expire on August 30, 2020.

Concurrent with Dr. Roseman’s appointment, and in connection with Mr. Higginbotham’s separation from the Company, Mr. Higginbotham received certain one-time compensation as further described in the Summary Compensation Table on page 27 of this Proxy Statement and the footnotes thereto, which compensation included cash payments for severance and earned but unused paid time off and amounts paid upon the exercise of certain stock options. Mr. Higginbotham entered into a Consulting Agreement under which he will be compensated on an hourly basis for consulting services provided to the Company and reimbursed for travel and other expenses incurred as a direct result of such services.

Retirement & Other Benefits

The Company maintains broad-based benefits that are provided to all employees, including the Named Executive Officers. The benefits include group medical, dental, disability and life insurance plans as well as a 401(k) plan with a matching contribution from the Company. The Compensation Committee believes the broad-based benefits that are offered to the Named Executive Officers are consistent within the relevant market, and further allow the Company to attract and retain highly qualified officers.

Within the 401(k) plan, the Company contributes $0.50 for each $1 contributed by the executive, up to 6% of compensation. Company contributions in the 401(k) plan for an executive contributing at least 6% of compensation cease when IRS annual compensation limits are reached. None of these contributions exceeded $10,000 for any of the Named Executive Officers in 2010. In 2009, as a result of the Company’s economic condition based upon the effect of the then-current recession and the immediate need to reduce costs, the Company suspended its matching contributions for both the 401(k) plan and the Non-Qualified Deferred Compensation Plan. The last matching contribution of the year was made in mid-June 2009. The matching contribution was reinstated for all participating employees, including the Named Executive Officers, in April 2010.

The Company implemented a Non-Qualified Deferred Compensation Plan effective June 1, 2008. This is an elective plan made available to employees and executives who are members of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA, and are designated as eligible by the plan’s administrator. The plan replaces benefits lost by IRS limits imposed on the the qualified 401(k) plan. Each year, qualifying employees, including the Named Executive Officers, may elect to defer up to 50% of their base salary, and up to 100% of their bonus, of which the election is irrevocable for the plan year. Amounts deferred are deposited into a rabbi trust, and executives are permitted to invest in mutual funds that generally mirror the mutual funds made available in the Company’s 401(k) plan. The Company contributes $0.50 for each $1 contributed by the executive, up to 6% of compensation for amounts in excess of the IRS annual compensation limit $245,000 for 2010. Plan participants elect to withdraw their deferrals as of a specified date or upon their retirement. Distributions can be made in lump sum or annual installments from two to ten years.

Additionally, the Named Executive Officers may be eligible for certain benefits upon certain involuntary terminations under a severance policy and upon certain terminations following a change in control under a Protective Compensation and Benefits Agreement. The policy and agreement are described under the section titled “Potential Payments Upon Termination or Change in Control.” In particular, Mr. Higginbotham, the Company’s former Senior Vice President and Chief Marketing Officer, separated from the Company in September 2010. In connection with this separation, the Company, under the review of the Compensation Committee, entered into a separation agreement that stipulated certain severance-related benefits, which are disclosed in the Summary Compensation Table.

Governance and Regulatory Matters

As previously described, an important objective of our executive compensation approach is to align the interests of our executives with the interests of our shareholders. To further this objective, the Compensation Committee has adopted policies, including those described below, and considers other regulatory matters, such as IRS limits on Company deductions for executive compensation (also described below).

Recovery of Prior Awards (Clawback Policy)

In 2009, the Compensation Committee approved a Clawback Policy, which is published in the Investor Relations section of the Company’s Web site at www.kendle.com. The policy states that should the Board determine in good faith that an executive officer has engaged in fraud or intentional misconduct that causes the need for a restatement of the Company’s consolidated financial statements included in a filing by the Company with the Commission pursuant to the requirements of the Securities Exchange Act of 1934, the Board will review all performance based compensation (cash and equity) awarded to or earned by any executive officer on the basis of performance during the fiscal years materially affected by the restatement. If, in the Board’s good faith judgment the performance-based compensation would have been lower had it been based on the restated results, the Board will, to the extent practicable, applicable, and permissible by law, seek to recoup all or any portion of any executive officer’s performance based compensation.

Officer/Director Stock Ownership Policy and Related Holding Requirements

In 2009, the Compensation Committee developed and implemented the Officer/Director Stock Ownership Policy. This policy requires the Named Executive Officers and directors to own or hold a qualifying amount of shares of Common Stock with a certain pre-defined market value established based on the individual’s position. For Named Executive Officers, the market value required is the following:

Position of Named Executive Officer	Stock Ownership Level

Chief Executive Officer	3x Base Salary
Executive VP & Chief Administrative Officer	1.5x Base Salary
Senior VP & Chief Operating Officer	1.5x Base Salary
Senior VP & Chief Marketing Officer	1.5x Base Salary
Senior VP & Chief Financial Officer	1.5x Base Salary

Named Executive Officers have five years from the effective date of the policy to comply with the ownership levels set forth above. Subsequent compliance for appointments to any of these positions after the effective date will be based on the date the Named Executive Officer is appointed to the position. If a Named Executive Officer is promoted or appointed to a position with a higher ownership level, the officer will have five years from the date of the change in position to reach the new ownership level.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each Named Executive Officer. There is an exception to the $1,000,000 limitation for performance based compensation meeting certain requirements. The Company’s 2007 Stock Incentive Plan is designed to qualify under the compensation requirements of this provision. The Compensation Committee believes that compensation paid to the Named Executive Officers for 2010 is properly deductible under Section 162(m); however, no assurances can be made in this regard. Except to the extent specifically provided otherwise by the Compensation Committee, compensation paid to the Company’s Named Executive Officers is intended to satisfy the requirements of Section 409A (and the Treasury Department guidance and regulations issued thereunder) to avoid the imposition of any additional taxes or penalties under Section 409A. If the Compensation Committee determines that any element or arrangement of compensation would cause a recipient to become subject to additional taxes or penalties under Section 409A, then such element or arrangement of compensation may be modified or suspended by the Compensation Committee to the extent necessary to comply with Section 409A requirements. The Compensation Committee may take such action to the extent deemed appropriate in each case without the consent of or notice to the recipient.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A.

Submitted by the Management Development and Compensation Committee of the Board of Directors,

Dr. G. Steven Geis (Chair), Dr. Donald C. Harrison, Dr. Timothy E. Johnson, and Dr. Frederick A. Russ

SUMMARY COMPENSATION TABLE

The following table summarizes the aggregate compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2010, 2009, and 2008. Such compensation includes amounts paid by the Company for the years indicated. Bonuses are for the year shown, regardless of when paid.

				Stock	Option	All Other
		Salary	Bonus	Awards(1)	Awards	Compensation(2)	Total(3)
	Year	($)	($)	($)	($)	($)	($)
Name and Principal Position (A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)

Dr. Candace Kendle	2010	589,731	—	359,990	—	—	649,726
Chairman and Chief Executive Officer	2009	572,140	54,600	301,200	—	—	686,980
(Principal Executive Officer)	2008	581,450	84,000	349,475	—	—	770,337
Mr. Christopher C. Bergen	2010	422,712	—	215,004	—	—	465,716
Executive Vice President and	2009	410,034	30,100	160,640	—	—	480,294
Chief Administrative Officer	2008	422,050	48,160	214,621	—	—	522,621
Dr. Stephen A. Cutler	2010	387,981	—	407,514	—	—	641,487
Sr. Vice President and	2009	168,437	18,685	127,270	—	297,775	554,497
Chief Operating Officer
Mr. Keith A. Cheesman	2010	283,462	—	140,001	—	—	311,459
Sr. Vice President and Chief Financial Officer	2009	240,434	15,680	22,425	—	—	278,539
(Principal Financial Officer)
Mr. Simon S. Higginbotham	2010	247,471	—	186,490	—	174,199	421,670
Sr. Vice President and	2009	355,681	—	160,640	—	—	395,841
Chief Marketing Officer	2008	346,203	41,776	135,868	—	—	421,032
Dr. Mark J. Roseman	2010	92,871	—	122,257	57,824	35,000	232,949
Sr. Vice President and Chief Marketing Officer

(1)	The amounts in column (E) reflect the maximum value assuming highest level of performance conditions that would have been earned had the Company met the goals as discussed previously in the “Equity-based Awards”

section in the CD&A. Because the goals were not met, the performance-based awards were forfeited in the dollar amounts set forth in the following table. With respect to Mr. Higginbotham, the table reflects forfeitures of both performance-based awards ($149,195) and time-based awards ($37,295) related to his separation from the Company.

	Dr. Kendle	Mr. Bergen	Dr. Cutler	Mr. Cheesman	Dr. Roseman	Mr. Higginbotham

2008	244,588	132,210	n/a	n/a	n/a	102,815
2009	240,960	120,480	57,850	n/a	n/a	120,480
2010	299,995	172,000	154,008	112,004	75,003	186,490

The amounts in columns (E) and (F) reflect the aggregate fair value at grant date in accordance with ASC 718 for stock awards and stock option awards, respectively. Assumptions used in the calculation of these amounts are indicated in Notes to the Company’s Audited Consolidated Financial Statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the Commission on March 16, 2011.

(2)	For Dr. Roseman, other compensation represents his signing bonus. For Mr. Higginbotham, other compensation includes the following compensation received in connection with his separation from the Company: separation payment of $156,570, $3,649 accrued/unused vacation, and $13,980 for the exercise of stock options. For Dr. Cutler, other compensation in 2009 included his signing bonus and compensation received for certain consulting services prior to joining the Company.

(3)	Stock awards granted as described in Note (1) above are not included in this column as such awards were not earned or paid.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010

The following table shows the potential non-equity and equity incentive plan awards that could have been earned by each Named Executive Officer at defined levels of threshold, target and maximum, based on the performance-based awards granted to the Named Executive Officer and plans under which the grants were made as generally described in the CD&A.

								All Other	All Other		Grant
								Stock	Option		Date
								Awards:	Awards:	Exercise	Fair
								Number of	Number of	or Base	Value of
		Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Shares of	Securities	Price of	Stock and
		Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(3)			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)	($/Sh)	($)(5)

Dr. Kendle	3/24/10	278,100	556,200	695,250	8,696	17,391	17,391	3,478	0	0	359,990
Mr. Bergen	3/24/10	132,900	265,800	332,250	4,986	9,971	9,971	2,493	0	0	215,004
Dr. Cutler	3/24/10	102,500	205,000	256,250	4,464	8,928	8,928	14,696	0	0	407,514
Mr. Cheesman	3/24/10	75,000	150,000	187,500	3,247	6,493	6,493	1,623	0	0	140,001
Dr. Roseman	8/30/10	41,325 (2)	82,650 (2)	103,313 (2)	4,676	9,352	9,352	5,892	15,000	8.02	180,081
Mr. Higginbotham	3/24/10	93,250	186,500	233,125	4,325	8,649	8,649	2,162	0	0	186,490

(1)	Threshold, target and maximum estimated future payouts under non-equity incentive plan awards are based on 2010 performance under the Annual Incentive Plan, as generally described in the “Annual Incentive Plan and Cash Bonus” section of the CD&A. Estimated threshold, target and maximum awards are determined based on pre-established target bonus percentages, which are expressed as a percentage of base salary. Dr. Kendle’s target bonus percentage was 90% of base salary; Mr. Bergen’s target bonus percentage was 60% of base salary; Dr. Cutler, Mr. Cheesman, Dr. Roseman and Mr. Higginbotham’s target bonus percentage was 50% of base salary.

(2)	Dr. Roseman’s estimated future payout under non-equity incentive plan awards would have been prorated 58% based on his employment date.

(3)	These performance-based RSUs were forfeited because the 2010 performance target was not met. The terms of these RSUs are discussed in the “Performance-Based Equity” section of the CD&A.

(4)	For the Named Executive Officers, all other stock awards represent time-based RSUs, as described in the “Time-Based Equity” section of the CD&A.

(5)	Under the 2007 Stock Incentive Plan, grant date fair value of stock awards is based on the reported closing price of Common Stock on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the number of shares covered by exercisable and unexercisable options, unvested stock and equity incentive plan awards for each of the Named Executive Officers as of December 31, 2010.

	Option Awards							Stock Awards
Equity
Incentive
											Equity	Plan
											Incentive	Awards:
											Plan	Market or
											Awards:	Payout
				Equity							Number of	Value of
				Incentive							Unearned	Unearned
				Plan Awards:				Number of		Market Value of	Shares,	Shares,
	Number of	Number of		Number of				Shares or		Shares or	Units or	Units or
	Securities	Securities		Securities				Units of		Units of	Other	Other
	Underlying	Underlying		Underlying				Stock		Stock	Rights	Rights
	Unexercised	Unexercised		Unexercised	Option			That Have		That Have	That Have	That Have
	Options	Options		Unearned	Exercise		Option	Not		Not	Not	Not
	(#)	(#)		Options	Price		Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)		Date	(#)		($)	(#)	($)
(A)	(B)	(C)		(D)	(E)		(F)	(G)		(H)(4)	(I)(8)	(J)(8)

Dr. Kendle	—	—		—	—		—	3,478	(5)	37,875	—	—
Mr. Bergen	—	—		—	—		—	2,493	(5)	27,149	—	—
Dr. Cutler	—	—		—	—		—	2,232	(5)	24,306	—	—
								12,464	(6)	135,733
								3,000	(9)	32,670
Mr. Cheesman	2,000	3,000	(1)	—	37.78	(3)	5/12/18	1,623	(5)	17,674	—	—
Dr. Roseman	—	15,000	(2)	—	8.02	(3)	8/30/20	5,892	(7)	64,164	—	—
Mr. Higginbotham	—	—		—	—		—	—		—	—	—

(1)	These options vest ratably over five years from the grant date (May 12, 2008). Accordingly, options to purchase 1,000 shares of Common Stock vest on May 12, 2011 and each anniversary date through May 12, 2013.

(2)	These options vest ratably over four years from the grant date (August 30, 2010). Accordingly, options to purchase 3,750 share of Common Stock vest on August 30, 2011 and each anniversary date through August 30, 2014.

(3)	Under the 2007 Stock Incentive Plan, the exercise price of the options is based on the closing price for a share of Common Stock on the grant date.

(4)	Market value is based upon the closing market price of $10.89 for the Company’s Common Stock on December 31, 2010, multiplied by the number of shares listed in column (G).

(5)	Shares underlying these units vest on September 24, 2011.

(6)	Shares underlying these units vest ratably over two years from the grant date (March 24, 2010). Accordingly, 6,232 shares underlying these units vest on March 24, 2011 and the remaining shares vest on March 24, 2012.

(7)	Shares underlying these units vest on February 29, 2012.

(8)	Performance-based RSUs discussed in the “Performance-Based Equity” section of the CD&A are not included in the table because the 2010 performance target was not met. Accordingly, these RSUs were forfeited.

(9)	Shares underlying these units vest on February 14, 2011.

OPTION EXERCISES AND STOCK VESTED

The following table provides information on exercises of stock options and vesting of stock awards for Named Executive Officers during 2010.

	Option Awards		Stock Awards
	Number of Shares		Number of
	Acquired on	Value Realized	Shares Acquired	Value Realized on
	Exercise	on Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
(A)	(B)	(C)	(D)	(E)

Dr. Kendle	0	0	3,000	27,450
Mr. Bergen	0	0	2,000	18,300
Dr. Cutler	0	0	0	0
Mr. Cheesman	0	0	2,500	22,750
Dr. Roseman	0	0	0	0
Mr. Higginbotham	6,000	13,984	0	0

NONQUALIFIED DEFERRED COMPENSATION

The following was the compensation awarded to, earned by and/or paid to the Named Executive Officers or directors required to be reported as Nonqualified Deferred Compensation:

					Aggregate
	Executive	Registrant	Aggregate		Balances at
	Contributions in	Contributions in	Earnings in	Aggregate	Last Fiscal
	Last Fiscal Year	the Last Fiscal	Last Fiscal	Withdrawals/	Year End
Name	($)	Year ($)	Year ($)	Distributions ($)	($)

Dr. Cutler	38,798	0	4,004	0	42,802
Mr. Higginbotham	0	0	4,925	0	27,541

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company does not have employment agreements with Named Executive Officers. However, the Company has entered into Protective Compensation and Benefit Agreements with certain employees, including each of the Named Executive Officers. These agreements are considered “double-trigger” agreements that provide for specified benefits upon a change in control followed by certain other events. These agreements are subject to annual review by the Company’s Board of Directors and, upon their respective termination dates, automatically will be extended in one-year increments unless cancelled by the Company at the direction of the Board. In connection with the Protective Compensation and Benefit Agreements, each Named Executive Officer also entered into a Non-Disclosure, Proprietary Rights and Non-Compete Agreement (“Non-Compete Agreement”). These agreements are described below.

Certain Triggering Events following a Change in Control

The Protective Compensation and Benefit Agreements are “double-trigger” agreements that provide Named Executive Officers with specified benefits, including two years’ compensation and other benefits described below, upon a change in control followed by certain other events. A change in control includes the following: acquisition of 33 1/3% of the Company’s outstanding voting securities; certain changes to the composition of the Company’s incumbent Board of Directors such that at least two-thirds of the Board is not comprised of the incumbent Board or individuals approved by the incumbent Board; and merger, consolidation or reorganization unless the incumbent

Board comprises two-thirds of the combined corporation’s Board and the Company’s shareholders comprise at least 67% of the voting power of the combined corporation.

Upon a change in control, one of the following events would trigger potential benefits to a Named Executive Officer under a Protective Compensation and Benefit Agreement:

•	Within 12 months of the change in control, a Named Executive Officer voluntarily resigns for “good reason.” Good reason includes any of the following: (1) circumstances render the Named Executive Officer unable to carry out performance of the officer’s authorities, powers, functions, responsibilities or duties, and the circumstances are not remedied within 10 days; (2) the Named Executive Officer’s salary is reduced; (3) the Named Executive Officer’s bonus opportunity is reduced or targets are changed in a manner that negatively affects bonus opportunity; (4) the Named Executive Officer is required to work in a place that is greater than 30 miles from the place of business prior to the change in control; (5) the Named Executive Officer’s business-related travel materially increases; (6) the Named Executive Officer receives a reduced number of annual vacation days; and (7) the Company or a successor materially breaches the Protective Compensation and Benefit Agreement or refuses to assume obligations under the agreement.

•	Within 24 months of the change in control, a Named Executive Officer is terminated for any reason, except death, “disability” or “cause.” Under the agreement, disability requires a Named Executive Officer to be unable to perform his or her job on a full-time basis for a period of 12 consecutive months. Under the agreement, a termination for cause means that the officer was convicted of a felony, committed an act of fraud or embezzlement against the Company, or committed a willful and substantial violation of established written policy.

The following table describes the potential payments and costs assuming a change in control followed by one of the following triggering events on December 31, 2010: (i) voluntary resignation from employment for “good reason”; or (ii) involuntary termination by the Company, except in the event of death, “disability,” or “cause.”

				Acceleration and
				Continuation of
		Continuation		Equity Awards
	Cash	of Medical/		(Unamortized
	Severance	Welfare	Outplacement	Expense as of	Excise Tax
	Payment ($)	Benefits ($)	Benefits ($)	12/31/2010) ($)	Gross-up ($)
Name	(1)	(2)	(3)	(4)	(5)	Total ($)

Dr. Kendle	1,290,600	14,094	15,000	0	0	1,319,694
Mr. Bergen	916,100	14,094	15,000	0	0	945,194
Dr. Cutler	838,866	38,140	15,000	150,008	0	1,042,014
Mr. Cheesman	615,680	38,140	15,000	59,771	0	728,591
Mr. Roseman	570,000	38,140	15,000	89,758	0	712,898
Mr. Higginbotham	0	0	0	0	0	0

(1)	Cash severance payment equals: two times the sum of (a) annual base salary (including any deferrals) immediately preceding the date of the change in control, and (b) a bonus amount that equals the average bonus for the two fiscal years immediately preceding the fiscal year in which the change in control occurs. This amount is paid in a cash lump sum no later than 30 days after the date of the termination of such officer’s employment.

(2)	This amount is based on 2011 employee costs for employee coverage selections under the Company’s medical and dental plans. The amount reflects that the employee is entitled to receive this benefit for two years from the date of termination.

(3)	This amount represents the maximum benefit that a recipient is entitled to receive under the agreement.

(4)	The amount in this column represents the unamortized expense that would be recognized in connection with the acceleration of unvested stock options and other equity awards, which would occur under the 2007 Stock Incentive Plan. Assuming acceleration based on a stock price of $10.89 on December 31, 2010, Dr. Roseman’s options to purchase 15,000 shares of Common Stock would deliver gross proceeds of $43,050. Mr. Cheesman’s option strike price is above the assumed Common Stock price on December 31, 2010 and would not deliver any gross proceeds on exercise. The market value of unvested stock awards for each Named Executive Officer is set forth in the Outstanding Equity Awards at Year End table.

(5)	Upon a change in control, Named Executive Officers may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The Company has agreed to reimburse such officers for those excise taxes, if any, as well as any income and excise taxes payable by the executive as a result of any reimbursements for the 280G excise taxes. The amounts in the table are based on the following assumptions: (i) payments are made on the date of the change in control, (ii) for all Named Executive Officers, a 280G excise tax rate of 20%, a statutory 35% federal income tax rate, and a 1.45% Medicare tax rate, (iii) a 6% state income tax rate for Mr. Cheesman (a Kentucky resident), and (iv) accelerated vesting of stock options and other equity awards as described in Note 4 above.

The Protective Compensation and Benefit Agreements for Named Executive Officers also include the following terms and conditions:

•	The Company is required to pay legal fees and related expenses incurred by a Named Executive Officer seeking or enforcing his or her rights under the agreement.

•	Named Executive Officers will receive a lump sum cash payment for any accrued but unused vacation time.

•	Named Executive Officers will be eligible for pro-rata portion of any bonus amounts for the year in which the termination occurs.

•	Named Executive Officers will not be entitled to severance payments under Company severance policies in addition to the benefits set forth in the Protective Compensation and Benefit Agreement.

Each Named Executive Officer also entered into a Non-Compete Agreement in connection with the Protective Compensation and Benefit Agreement. The Non-Compete Agreement restricts a Named Executive Officer from certain activities that could harm the Company due to the sensitive information learned by a Named Executive Officer in connection with his or her services. In particular, following a voluntary or involuntary termination, a Named Executive Officer:

•	For 12 months, will not perform directly or indirectly services for a competitor of the Company;

•	For 24 months, will not solicit the Company’s customers or induce any customer to stop doing business with the Company;

•	Will not disclose confidential information;

•	For 24 months, will not solicit Company employees or induce employees to leave the Company; and

•	For 24 months, will not induce medical professionals or patients involved with the Company’s contract research to cease working with the Company or work with a competitor of the Company.

None of the foregoing limitations, except the obligation of confidentiality, will apply to an Officer who voluntarily terminates his or her employment for “good reason.” Under the Non-Compete Agreement, the definition of “good reason” is substantially similar to the definition of the same term under the Protective Compensation and Benefit Agreements.

Retirement or Involuntary Termination without Change in Control

The Company’s plans and the Protective Compensation and Benefit Agreements do not provide for specific benefits to the Named Executive Officer upon a voluntary retirement. Upon the retirement of a Named Executive Officer, the Compensation Committee, at its discretion, could determine to accelerate vesting of awards under the terms of the 2007 Stock Incentive Plan.

The Company has a severance policy that applies generally to the Company’s U.S.-based employees, including the Named Executive Officers, upon an involuntary termination due to workforce reduction, reorganization or position elimination. This severance policy does not apply to Named Executive Officers to the extent they are eligible for benefits under a Protective Compensation and Benefit Agreement. Under this policy, involuntarily terminated employees may be eligible for certain severance benefits based on years of service and position at the Company. The

Named Executive Officers are entitled to three weeks of compensation for each year of service with a limit of 40 weeks of compensation and a minimum of six weeks of compensation. Assuming a triggering event on December 31, 2010, the Named Executive Officers would be entitled to the following amounts:  Dr. Kendle, $475,385; Mr. Bergen, $340,769; Mr. Cheesman, $173,077; Dr. Cutler, $410,000 (under the policy as modified by his offer of employment); and Dr. Roseman, $32,885. As previously described, Mr. Higginbotham was no longer employed by the Company on December 31, 2010 and would not have been eligible for severance benefits under this policy.

In the event of an involuntary termination, the Compensation Committee has the discretion to take actions it deems reasonable. During 2010, the Compensation Committee took certain actions in connection with Mr. Higginbotham’s separation from the Company as disclosed in the Summary Compensation Table and described in the footnotes thereto.

OTHER MATTERS

The Board knows of no other matters that will be presented at the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, it will require the affirmative vote of a majority of shares voting for approval.

OTHER INFORMATION

Shareholder Communications with Board

Shareholders may communicate with the full Board or individual directors on matters concerning the Company by mail to the attention of the Company’s Secretary. All mail addressed to a particular director will be forwarded or delivered to that director. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of the Board.

Shareholder Proposals

Shareholders who desire to have proposals included in the notice for the Annual Meeting of Shareholders to be held in spring 2012 must submit their proposals in writing by December 18, 2011, to: Kendle International Inc., Attention: Jarrod B. Pontius, Secretary, 441 Vine Street, Suite 500, Cincinnati, Ohio 45202.

The form of Proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in the Company’s Proxy Statement and except for matters as to which adequate notice is received. For notice to be deemed adequate for the 2012 Annual Meeting of Shareholders, it must be received prior to March 3, 2012. If there is a change in the anticipated date of next year’s Annual Meeting of Shareholders or in the notice deadline by more than 30 days, the Company will notify you of this change through its Form 10-Q filings.

The Company’s Code of Regulations provides that only persons nominated by an officer, director or in writing by a shareholder not earlier than 120 days nor later than 90 days prior to the meeting at which directors are to be elected shall be eligible for election and that shareholder proposals be presented not earlier than 120 days nor later than 90 days prior to the meeting at which the proposals are to be presented.

FINANCIAL STATEMENTS AVAILABLE

A copy of the Company’s Annual Report to the Commission on Form 10-K is available without charge upon written request to: Investor Relations, Kendle International Inc., 441 Vine Street, Suite 500, Cincinnati, Ohio 45202. The Company’s Annual Report on Form 10-K and certain other recent filings with the Commission are available at the Company’s Web site at www.kendle.com. The Company’s Annual Report on Form 10-K and its other filings with the Commission are also available at the Commission’s Web site at www.sec.gov. Additionally, these filings may be read or copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

By Order of the Board of Directors,

/s/  Jarrod B. Pontius
Jarrod B. Pontius
Secretary

Dated: April 15, 2011

KENDLE INTERNATIONAL INC. 441 VINE STREET SUITE 500 CINCINNATI, OH 45202 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All The Board of Directors recommends you vote Except” and write the number(s) of the nominee(s) on the line below. FOR the following: 0 0 0 1. Election of Directors Nominees 01 Candace Kendle 02 Christopher C. Bergen 03 Robert R. Buck 04 G. Steven Geis 05 Donald C. Harrison 06 Timothy E. Johnson 07 Timothy M. Mooney 08 Frederick A. Russ The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 0 0 0 2011. 3 Advisory Vote on Executive Compensation. 0 0 0 The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 year 2 years 3 years Abstain 4 Advisory Vote on Frequency of Holding Future Advisory Votes on Executive Compensation. 0 0 0 0 NOTE: The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held on May 19, 2011, and the Proxy Statement furnished therewith. Any proxy heretofore given to vote said shares is hereby revoked. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . KENDLE INTERNATIONAL INC. Annual Meeting of Shareholders May 19, 2011 9:30 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Jarrod B. Pontius and Keith A. Cheesman, or either of them, as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all of the shares of Common Stock of KENDLE INTERNATIONAL INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 09:30 AM, Eastern Daylight Time on May 19, 2011, at 441 Vine Street, Suite 500, Cincinnati, OH 45202, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope. Continued and to be signed on reverse side